Cumberland Pharmaceuticals Reports
16% Sequential Revenue Growth
in Second Quarter 2024

NASHVILLE, TENNESSEE (Tuesday, August 6, 2024) – Cumberland Pharmaceuticals Inc. (Nasdaq: CPIX), a specialty pharmaceutical company, today announced significantly improved financial results and a favorable overall company performance for the second quarter of 2024.
Highlights include:
•$9.9 million in net revenue during the second quarter of 2024, an increase of 16% sequentially from the first quarter of 2024.
•Adjusted earnings of $0.2 million, which represents a $0.8 million improvement over the prior period in 2024.
• $78.5 million in assets, $52.5 million in liabilities and $26.3 million of shareholders’ equity.
“We are very optimistic about our company’s future, and we look forward to building on our second quarter success throughout the remainder of the year,” said Cumberland’s CEO, A.J. Kazimi. “Given the number of ongoing positive developments, we believe we’re still on track to post significant revenue growth and positive cashflow from operations during 2024.”
RECENT DEVELOPMENTS INCLUDE:
Kristalose® Medicaid Coverage & Gastroenterology Guidelines Recommendation
Wisconsin has added Kristalose, Cumberland’s prescription-strength laxative, to its Medicaid formulary, and Cumberland is implementing a special initiative to announce this development in that market. Cumberland also has Medicaid coverage for the brand in New York state and Texas, two of the largest states for the product.
Additionally, the American Gastroenterological Association’s (“AGA”) guidelines include Kristalose as a first-line treatment option for opioid-induced constipation. As the guidelines state, “Constipation is by far the most common and debilitating gastrointestinal effect of opioids, and some degree of constipation is near universal in patients taking opioid medications.” Cumberland believes the AGA’s recommendation will support the use of Kristalose in those patients.

New Study Supports Vibativ® as an Effective Treatment for Anthrax Infections
In June, Antimicrobial Agents and Chemotherapy published a study evaluating Vibativ (telavancin) as a novel therapeutic against anthrax inhalation, the most dangerous form of those infections. Researchers were particularly interested in finding alternatives to current antibiotics in case anthrax bacteria become resistant to them.
Researchers tested telavancin against 17 different anthrax strains in the lab to determine how well it could stop their growth. Additionally, researchers tested telavancin in rabbits that were infected with a deadly dose of airborne anthrax spores and compared telavancin’s effectiveness to another antibiotic (levofloxacin) and a placebo.
The results showed that:
•Telavancin was very effective at killing all the anthrax strains tested in the lab.
•In the preclinical study, all the animals treated with telavancin survived.
•Telavancin was better at clearing anthrax from the blood and organs than levofloxacin.
Based on these results, the researchers concluded that telavancin could potentially be an effective new treatment option for anthrax infections, especially if current antibiotics become less effective due to resistance.
Antimicrobial resistance continues to pose a significant challenge in the treatment of bacterial infections, necessitating the development of new antibiotic therapies. While many recently introduced antibiotics are quickly losing the battle to fight the bacteria they were designed to kill because those bacteria have become drug-resistant, Vibativ was specifically designed to kill drug-resistant bacteria.
Product Pipeline
Cumberland has been evaluating its ifetroban product candidate, a selective thromboxane-prostanoid receptor antagonist, in a series of clinical studies. It has now been dosed in nearly 1,400 subjects and has been found to be safe and well tolerated in healthy volunteers and various patient populations. Cumberland has three Phase II clinical programs underway evaluating ifetroban in patients with 1) Systemic Sclerosis or scleroderma, a debilitating autoimmune disorder characterized by diffuse fibrosis of the skin and internal organs, 2) cardiomyopathy associated with Duchenne Muscular Dystrophy, a rare, fatal, genetic neuromuscular disease results in deterioration of the skeletal, heart, and lung muscles and 3) Idiopathic Pulmonary Fibrosis, the most common form of progressive fibrosing interstitial lung disease. This third program is our newest, with enrollment now underway.
Cumberland recently applied for two U.S. Food and Drug Administration ("FDA") designations for its Duchenne Muscular Dystrophy product candidate:
1) Orphan Drug Designation, which is granted to products that show promise in the treatment, prevention or diagnosis of rare – or orphan – diseases; such designation can result in a number of benefits associated with the FDA review process including exclusivity after approval of the product.
2) Rare Pediatric Disease Designation, which is given to products intended to prevent or treat serious or life-threatening diseases that primarily affect children from birth to 18 years of age. Upon FDA approval this designation may result in a priority review voucher from the FDA for a different product.
Cumberland expects to hear back from the FDA on both applications this year.

Cumberland’s plan going forward is to complete each of its company-sponsored studies, analyze their final data, announce top-line results and decide on the best development path for the registration of ifetroban, which Cumberland continues to believe has the potential to benefit many patients with orphan diseases that represent unmet medical needs.
New Manufacturing & Supplies of Sancuso®
After acquiring U.S. rights to Sancuso, Cumberland successfully completed the transition from Kyowa Kirin to Cumberland in 2023, including the NDA transfer. A new manufacturing facility was approved by the FDA for Sancuso, and Cumberland has completed the first lots of Cumberland-packaged product there. Cumberland began shipping these new supplies of its Cumberland-branded product this summer.
Federal NOPAIN Act
Cumberland announced in April 2023 that it expected that Caldolor would be eligible for special Medicare reimbursement under the Non-Opioids Prevent Addiction in the Nation Act, which was enacted as part of the Consolidated Appropriations Act of 2023 (the “NOPAIN Act”).
The NOPAIN Act requires Medicare to provide separate reimbursement for non-opioid products that are used to manage pain during surgeries conducted in hospital outpatient departments or in ambulatory surgical centers. The NOPAIN Act applies, in part, to products that are indicated to provide analgesia, without acting upon the body’s opioid receptors. As a result, the Company expected that the NOPAIN Act would affect Medicare reimbursement for Caldolor, its non-opioid analgesic injection product.
The reimbursement for non-opioid pain alternatives under the NOPAIN Act will apply to those products that are furnished between January 1, 2025 and January 1, 2028. It is anticipated that in late 2024, the Centers for Medicare & Medicaid Services (“CMS”) will issue regulations implementing the NOPAIN Act and detailing the conditions for, and amount of, the separate reimbursement.
In July 2023, in the Medicare Hospital Outpatient Prospective Payment System (“OPPS”) Proposed Rule, CMS requested that manufacturers with potentially applicable non-opioid products submit comments and supporting clinical evidence regarding products that they believe should be eligible for separate payment. Cumberland submitted a comment letter along with the requisite clinical information to CMS in September 2023, explaining why Caldolor should be included and separately reimbursed. In July the 2024 Medicare OPPS Proposed Rule, CMS proposed that, in 2025, several drugs that were previously eligible for separate payment via existing CMS policies continue to be eligible for separate payment in the hospital outpatient setting under the Consolidated Appropriation Act 2023 and solicited comments on whether there are additional drugs or biologicals that meet the statutory definition. In response, Cumberland plans to submit a comment letter along with the requisite information in September 2024 and will then await information from CMS regarding the reimbursement status and price for Caldolor in the CY 2025 OPPS Final Rule.

FINANCIAL RESULTS
Net Revenue: For the three months ended June 30, 2024, net revenues were $9.9 million, a 16% increase from the first quarter of the year. Net revenue by product for the second quarter of 2024 included $4.1 million for Kristalose®, $2.5 million for Vibativ® $2.2 million for Sancuso® and $0.8 million for Caldolor®.
Year-to-date 2024 net revenues were $18.3 million. Year-to-date net revenues by product were $7.3 million for Kristalose, $4.1 million for Vibativ, $4.0 million for Sancuso and $2.3 million for Caldolor.
Operating Expenses: Total operating expenses were $10.9 million for the second quarter of 2024 and $21.2 million for the first half of the year.
Net Income (Loss): The net loss for the second quarter of 2024 was $1.1 million, or $0.08 a share and a net loss of $3.0 million year to date, or $0.21 a share.
Adjusted Earnings: Adjusted earnings for the second quarter of 2024 were $0.2 million, or $0.01 per share which is a $0.8 million improvement over the prior period in 2024. The adjusted earnings calculation does not include the benefit of the $0.6 million cost of goods for Vibativ and Sancuso during the quarter, which were received as part of each product’s acquisition.
Balance Sheet: At June 30, 2024, Cumberland had $78.5 million in total assets, including $17.3 million in cash and cash equivalents. Total liabilities were $52.5 million, including $16.1 million outstanding on the company’s revolving line of credit. Total shareholders’ equity was $26.3 million at the end of the quarter.
EARNINGS REPORT CALL:
A conference call will be held on August 6, 2024, at 4:30 p.m. Eastern Time to provide a Company update discuss the financial results. To participate in the call, please register at:
https://register.vevent.com/register/BIfa6a94515e5548c28e9d77d03c95a13e.
Registered participants can dial in from their phone using a dial-in and PIN number that will be provided to them. Alternatively, they can choose a “Call Me” option to have the system automatically call them at the start of the conference.
A replay of the call will be available for one year and can be accessed via Cumberland’s website or by visiting:
https://edge.media-server.com/mmc/p/h9bx4zn8.

ABOUT CUMBERLAND PHARMACEUTICALS:
Cumberland Pharmaceuticals Inc. is the largest biopharmaceutical company founded and headquartered in Tennessee and is focused on providing unique products that improve the quality of patient care. The company develops, acquires, and commercializes products for the hospital acute care, gastroenterology and oncology market segments.
The company’s portfolio of FDA-approved brands includes:
•Acetadote® (acetylcysteine) injection, for the treatment of acetaminophen poisoning;
•Caldolor® (ibuprofen) injection, for the treatment of pain and fever;
•Kristalose® (lactulose) oral, a prescription laxative, for the treatment of constipation;
•Sancuso® (granisetron) transdermal, for the prevention of nausea and vomiting in patients receiving certain types of chemotherapy treatment;
•Vaprisol® (conivaptan) injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia; and
•Vibativ® (telavancin) injection, for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections.
The company also has a series of Phase II clinical programs underway evaluating its ifetroban product candidate in patients with cardiomyopathy associated with Duchenne Muscular Dystrophy, Systemic Sclerosis and Idiopathic Pulmonary Fibrosis.
For more information on Cumberland’s approved products, including full prescribing information, please visit links to the individual product websites, which can be found on the company’s website www.cumberlandpharma.com.
About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. For full prescribing and safety information, visit www.acetadote.com.
About Caldolor® (ibuprofen) Injection
Caldolor is indicated in adults and pediatric patients for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with a history of asthma or other allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. For full prescribing and safety information, including boxed warning, visit www.caldolor.com.

About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing and safety information, visit www.kristalose.com.
About Sancuso® (granisetron) Transdermal System
Sancuso is the only skin patch approved by the FDA for the prevention of chemotherapy-induced nausea and vomiting ("CINV") in patients receiving moderately and/or highly emetogenic chemotherapy. When applied 24 to 48 hours before receiving chemotherapy, the Sancuso patch slowly and continuously releases the medicine contained in the adhesive through clean and intact skin areas into the patient’s bloodstream. It can prevent CINV for chemotherapy regimens of up to five consecutive days. For full prescribing and safety information, visit www.sancuso.com.
About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol is an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol is contraindicated in patients with hypovolemic hyponatremia. The coadministration of Vaprisol with potent CYP3A inhibitors, such as ketoconazole, itraconazole, clarithromycin, ritonavir and indinavir, is contraindicated. For full prescribing and safety information, including boxed warning, visit www.vaprisol.com.
About Vibativ® (telavancin) Injection
Vibativ is a patented, FDA-approved injectable anti-infective for the treatment of certain serious bacterial infections, including hospital-acquired and ventilator-associated bacterial pneumonia, and complicated skin and skin structure infections. It addresses a range of Gram-positive bacterial pathogens, including those that are considered difficult-to-treat and multidrug-resistant. Intravenous unfractionated heparin sodium is contraindicated with Vibativ administration due to artificially prolonged activated partial thromboplastin time (aPTT) test results for up to 18 hours after Vibativ administration. Vibativ is contraindicated in patients with a known hypersensitivity to telavancin. For more information, please visit www.vibativ.com.
ABOUT CUMBERLAND EMERGING TECHNOLOGIES:
Cumberland Emerging Technologies, Inc. (www.cet-fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN and WinHealth. The mission of CET is to advance biomedical technologies and products conceived at Vanderbilt University and other regional research centers toward the marketplace.
CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET’s Life Sciences Center provides laboratory space, equipment and infrastructure for CET’s activities and other early-stage life sciences ventures.

FORWARD LOOKING STATEMENTS:
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. Forward-looking statements include, among other things, statements regarding the company’s intent, belief or expectations, and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should,” “seek,” “anticipate,” “look forward” and other comparable terms or the negative thereof. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s operation results. These factors include macroeconomic conditions, including rising interest rates and inflation, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis, failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, natural disasters, public health epidemics, maintaining an effective sales and marketing infrastructure, and other events beyond the company’s control as more fully discussed in its most recent annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (“SEC”), as well as the company’s other filings with the SEC from time to time. There can be no assurance that results anticipated by the company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.
SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contact:	Media Contact:
Shayla Simpson	Molly Aggas
Cumberland Pharmaceuticals Inc.	Dalton Agency
(615) 255-0068	(704) 641-6641

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$17,336,446	$18,321,624
Accounts receivable, net	11,619,763	9,758,176
Inventories, net	4,302,159	4,609,362
Prepaid and other current assets	2,322,725	3,025,248
Total current assets	35,581,093	35,714,410
Non-current inventories	11,868,487	12,804,529
Property and equipment, net	337,089	367,903
Intangible assets, net	20,458,835	22,607,918
Goodwill	914,000	914,000
Operating lease right-of-use assets	6,365,790	6,674,394
Other assets	2,993,881	2,692,921
Total assets	$78,519,175	$81,776,075
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,508,026	$14,037,629
Operating lease current liabilities	376,780	348,092
Other current liabilities	11,871,363	13,596,528
Total current liabilities	24,756,169	27,982,249
Revolving line of credit	16,091,592	12,784,144
Operating lease non-current liabilities	5,100,260	5,296,247
Other long-term liabilities	6,538,970	6,453,566
Total liabilities	52,486,991	52,516,206
Equity:
Shareholders’ equity:
Common stock—no par value; 100,000,000 shares authorized; 14,083,183 and 14,121,833 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	46,869,026	47,091,602
Accumulated deficit	(20,520,036)	(17,488,161)
Total shareholders’ equity	26,348,990	29,603,441
Noncontrolling interests	(316,806)	(343,572)
Total equity	26,032,184	29,259,869
Total liabilities and equity	$78,519,175	$81,776,075

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net revenues	$9,848,849	$10,888,877	$18,346,550	$20,113,515
Costs and expenses:
Cost of products sold	1,710,944	1,520,774	3,286,486	2,771,038
Selling and marketing	4,248,401	4,672,075	8,402,989	8,949,393
Research and development	1,059,187	1,145,038	2,217,440	2,644,708
General and administrative	2,757,148	2,369,883	5,125,055	4,868,876
Amortization	1,099,857	1,158,248	2,210,518	2,388,319
Total costs and expenses	10,875,537	10,866,018	21,242,488	21,622,334
Operating income (loss)	(1,026,688)	22,859	(2,895,938)	(1,508,819)
Interest income	61,841	57,061	158,587	107,251
Other income	—	981,806	—	2,828,871
Interest expense	(126,347)	(192,635)	(244,873)	(378,988)
Income (loss) before income taxes	(1,091,194)	869,091	(2,982,224)	1,048,315
Income tax expense	(11,443)	(6,937)	(22,885)	(13,875)
Net income (loss)	(1,102,637)	862,154	(3,005,109)	1,034,440
Net loss (income) at subsidiary attributable to noncontrolling interests	17,025	10,046	(26,766)	29,944
Net income (loss) attributable to common shareholders	$(1,085,612)	$872,200	$(3,031,875)	$1,064,384
Earnings (loss) per share attributable to common shareholders
- basic	$(0.08)	$0.06	$(0.21)	$0.07
- diluted	$(0.08)	$0.06	$(0.21)	$0.07
Weighted-average shares outstanding
- basic	14,118,091	14,393,711	14,107,852	14,376,260
- diluted	14,118,091	14,554,264	14,107,852	14,570,798

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(3,005,109)	$1,034,440
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	2,290,130	2,456,590
Amortization of operating lease right-of-use assets	570,369	468,359
Share-based compensation	150,712	188,034
Decrease in non-cash contingent consideration	(442,321)	(476,606)
Increase in cash surrender value of life insurance policies over premiums paid	(101,538)	(95,997)
Increase in noncash interest expense	8,654	7,809
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	(1,861,587)	944,925
Inventories	1,243,245	(232,110)
Other current assets and other assets	424,684	808,699
Operating lease liabilities	(429,064)	(1,042,792)
Accounts payable and other current liabilities	(1,925,886)	386,614
Other long-term liabilities	85,404	(630,813)
Net cash provided by (used in) operating activities	(2,992,307)	3,817,152
Cash flows from investing activities:
Additions to property and equipment	(48,799)	(179,453)
Additions to intangible assets	(56,191)	(91,808)
Net cash used in investing activities	(104,990)	(271,261)
Cash flows from financing activities:
Borrowings on line of credit	22,000,000	16,000,000
Payments on line of credit	(18,692,552)	(19,051,875)
Cash settlement of contingent consideration	(813,478)	(1,652,990)
Payments made in connection with repurchase of common shares	(381,851)	(349,910)
Net cash provided by (used in) financing activities	2,112,119	(5,054,775)
Net decrease in cash and cash equivalents	(985,178)	(1,508,884)
Cash and cash equivalents at beginning of period	$18,321,624	$19,757,970
Cash and cash equivalents at end of period	$17,336,446	$18,249,086

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income (loss) Attributable to Common Shareholders to Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share
(Unaudited)

	Three months ended June 30,		Three months ended June 30,
	2024	2024	2023	2023
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(1,085,612)	$(0.08)	$872,200	$0.06
Less: Net income (loss) at subsidiary attributable to noncontrolling interests	17,025	—	10,046	—
Net income (loss)	(1,102,637)	(0.08)	862,154	0.06
Adjustments to net income (loss)
Income tax expense	11,443	—	6,937	—
Depreciation and amortization	1,139,445	0.08	1,200,915	0.08
Share-based compensation (a)	71,958	0.01	97,878	0.01
Interest income	(61,841)	—	(57,061)	—
Interest expense	126,347	0.01	192,635	0.01
Adjusted Earnings (Loss) and Adjusted Diluted Earnings (Loss) Per Share	$184,715	$0.01	$2,303,458	$0.16

Diluted weighted-average common shares outstanding:		14,227,139		14,554,264

	Six months ended June 30,		Six months ended June 30,
	2024	2024	2023	2023
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(3,031,875)	$(0.21)	$1,064,384	$0.07
Less: Net income (loss) at subsidiary attributable to noncontrolling interests	(26,766)	—	29,944	—
Net income (loss)	(3,005,109)	(0.21)	1,034,440	0.07
Adjustments to net income (loss)
Income tax expense	22,885	—	13,875	—
Depreciation and amortization	2,290,130	0.16	2,456,590	0.17
Share-based compensation (a)	150,712	0.01	188,034	0.01
Interest income	(158,587)	(0.01)	(107,251)	(0.01)
Interest expense	244,873	0.02	378,988	0.03
Adjusted Earnings (Loss) and Adjusted Diluted Earnings (Loss) Per Share	$(455,096)	$(0.03)	$3,964,676	$0.27

Diluted weighted-average common shares outstanding:		14,107,852		14,570,798

The Company provided the above adjusted supplemental financial performance measures, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland's management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company's operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the Company's operating results. Management believes that presenting these supplemental measures provides useful information about the Company's underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the Company's operating performance.
The Company defines these supplemental financial measures as follows:
•Adjusted Earnings (loss): net income (loss) adjusted for the impact of income taxes, depreciation and amortization expense, share-based compensation, interest income and interest expense.
    (a)     Represents the share-based compensation of Cumberland.
•Adjusted Diluted Earnings (loss) Per Share: Adjusted Earnings (loss) divided by diluted weighted-average common shares outstanding.